June 16, 2008

GlaxoSmithKline
2301 Renaissance Boulevard
Building #510 RN0420
King of Prussia, Pennsylvania 19406
Attn:	Vinod Ramachandran, Ph.D.

Alliance Manager

Re: Third Extension of the Research Term with respect to CENP-E under that certain Collaboration and License Agreement by and between Glaxo Group Limited, a GlaxoSmithKline company, (“GSK”) and Cytokinetics, Inc. (“CK”), dated June 20, 2001, as amended (the “Collaboration Agreement”)

Dear Vinod:

Pursuant to this letter amendment to the Collaboration Agreement (the “Amendment”), GSK and CK desire to further extend the Research Term solely with respect to the Mitotic Kinesin Target known as CENP-E, and on the terms set forth herein.

Now therefore, GSK and CK agree, effective as of June 19, 2008, as follows:

1.	All capitalized terms not defined herein shall have the meaning ascribed to them in the Collaboration Agreement.

2.	Notwithstanding GSK’s obligation to notify CK in writing of its exercise of its option to extend the Research Term under Section 2.8.1 of the Collaboration Agreement, the Research Term is hereby extended for an additional one-year period to expire on June 19, 2009 solely with respect to CENP-E to allow for the conduct of Research Program activities directed to CENP-E, in accordance with the terms and conditions of the Collaboration Agreement. GSK shall have no further right to extend the Research Term, unless otherwise expressly agreed in writing by the Parties.

3.	GSK shall have no further right to extend its exclusivity rights under Section 4.2 of the Collaboration Agreement with respect to CENP-E, unless otherwise expressly agreed in writing by the Parties.

4.	The Research Plan for the extended Research Term is attached as Exhibit A hereto.

5.	Notwithstanding Section 2.8.1 of the Collaboration Agreement, GSK has no obligation to fund any CK FTEs during this extension of the Research Term for CENP-E.

6.	Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Amendment.

7.	Except as specifically modified or amended hereby, the Collaboration Agreement shall remain in full force and effect and, as modified or amended, is hereby ratified, confirmed and approved. No provision of this Amendment may be modified or amended except expressly in a writing signed by both Parties, nor shall any terms be waived except expressly in a writing signed by the Party charged therewith. This Amendment shall be governed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

If the foregoing is acceptable, please have an authorized representative of GSK countersign this Amendment where indicated below. Please return one fully executed original to my attention.

Sincerely,

/s/ Michael S. Rabson
Michael S. Rabson, Ph.D.
Sr. Vice President, Business Development & Legal Affairs, and General Counsel

Cytokinetics, Inc.

Agreed and accepted:

GLAXO GROUP LIMITED

/s/ Paul Williamson
For and on behalf of
Edinburgh Pharmaceutical Industries Limited
Corporate Director

/s/ Paul Blackburn
For and on behalf of
Glaxo Group Limited

Corporate Director

18/6/08

cc:	Adrian Rawcliffe, SVP WW Business Development, GlaxoSmithKline Lisa A. DeMarco, Esq., VP & Associate General Counsel, GlaxoSmithKline, R&D Legal Operations

Exhibit A

Research Plan

[****]

[***]